SECURITIES PURCHASE AGREEMENT

between

LI3 ENERGY, INC.

and

POSCO CANADA LTD.

Dated as of August 24, 2011

6.14	Certain Transactions and Confidentiality	32
6.15	Acknowledgments	33
6.16	Subsequent Equity Sales	33

ARTICLE VII.	MISCELLANEOUS	33

7.1	Termination	33
7.2	Fees and Expenses	33
7.3	Entire Agreement	33
7.4	Notices	34
7.5	Amendments; Waivers	34
7.6	Headings	34
7.7	Successors and Assigns	34
7.8	No Third-Party Beneficiaries	34
7.9	Governing Law	35
7.10	Survival	35
7.11	Execution	35
7.12	Severability	35
7.13	Rescission and Withdrawal Right	35
7.14	Replacement of Securities	36
7.15	Remedies	36
7.16	Payment Set Aside	36
7.17	Liquidated Damages	36
7.18	Saturdays, Sundays, Holidays, etc	36
7.19	Construction	37
7.20	WAIVER OF JURY TRIAL	37

Exhibit A	Investor’s Rights Agreement	39
Exhibit B	Legal Opinion of Company Counsel	40
Exhibit C	Employment Agreement	41
Exhibit D	Form of Warrant	42
Exhibit E	Milestones	43
Exhibit F	Li3 Exploration NI 43-101 Scope of Work 2011 Work Program	44

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of August 24, 2011, between Li3 Energy, Inc., a Nevada corporation (the “Company”), and POSCO Canada Ltd., a corporation duly organized and existing under the laws of the Province of British Columbia (the “Purchaser”).

WHEREAS, the Company is an exploration company engaged in the exploration of lithium, potassium and other minerals in Chile and other South American countries;

WHEREAS, the Purchaser is an affiliate of POSCO, a corporation duly organized and existing under the laws of the Republic of Korea;

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning ascribed to such term in Section 6.5.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“BHCA” shall have the meaning ascribed to such term in Section 3.1(mm).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day that banks in the United States of America, Canada or the Republic of Korea are required by law or other governmental action to be closed.

“Closing” means the Initial Closing or the Second Closing, as the context requires.

“Closing Date” means the date of the Initial Closing Date or the Second Closing, as the context requires.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Gottbetter & Partners, LLP, with offices located at 488 Madison Avenue, 12th Floor, New York, NY 10022.

“complete” shall mean with respect to any statement, that there is no omission of any material fact necessary in order to make such statement, in light of the circumstances under which such statement was made, not misleading.

“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1.

 “Effective Date” means the earliest of the date that (a) the initial Registration Statement has been declared effective by the Commission, (b) all of the Registrable Securities have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions or (c) following the one year anniversary of the Closing Date provided that a holder of Registrable Securities is not an Affiliate of the Company, all of the Registrable Securities may be sold pursuant to an exemption from registration under Section 4(1) of the Securities Act without volume or manner-of-sale restrictions and Company counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Registrable Securities pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

“Environmental Law” means any federal, state, provincial, local or foreign law, statute, code or ordinance, principle of common law, rule or regulation, as well as any permit, order, decree, judgment or injunction issued, promulgated, approved or entered thereunder, relating to pollution or the protection, cleanup or restoration of the environment or natural resources, or to the public health or safety, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, discharge or disposal of hazardous materials.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(s).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the Foreign Corrupt Practices Act of the United States (15 U.S.C. §§ 78dd-1, et seq.), as amended.

“Federal Reserve” shall have the meaning ascribed to such term in Section 3.1(mm).

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(bb).

“Initial Closing” means the closing of the purchase and sale of 38,095,300 Units pursuant to Section 2.1.

“Initial Subscription Amount” means $8,000,013.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(p).

“Investor Director” means the Purchaser’s nominee appointed by the Board of Directors pursuant to the terms of the Investor’s Rights Agreement.

“Investor’s Rights Agreement” means the Investor’s Rights Agreement, dated as of the Initial Closing Date, between the Company and the Purchaser, in the form of Exhibit A attached hereto.

“Legend Removal Back-Up” shall have the meaning ascribed to such term in Section 6.1(c).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 1.1(c).

“Liens” means a lien, charge pledge, security interest or encumbrance and, with respect to securities, a lien, charge pledge, security interest, encumbrance, any right of first refusal or preemptive right.

“Lock-Up Period” shall have the meaning ascribed to such term in Section 6.12.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Money Laundering Laws” shall have the meaning ascribed to such term in Section 3.1(nn).

“NI43-101 Report” shall have the meaning ascribed to such term in Section 4.2(b)(ii).

“OFAC” shall have the meaning ascribed to such term in Section 3.1 (kk).

“On-Site Testing Facility” shall have the meaning ascribed to such term in Section 6.8.

“Payee” shall have the meaning ascribed to such term in Section 7.16.

“Payor” shall have the meaning ascribed to such term in Section 7.16.

“Per Share Purchase Price” equals $0.21, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Public Information Failure” shall have the meaning ascribed to such term in Section 6.2(b).

“Public Information Failure Payments” shall have the meaning ascribed to such term in Section 6.2(b).

“Purchaser Party” shall have the meaning ascribed to such term in Section 6.9.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Sanctions” shall have the meaning ascribed to such term in Section 3.1(kk).

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Second Closing” means the closing of the purchase and sale of 47,619,000 Units pursuant to Section 2.2.

“Second Closing Shares” shall have the meaning ascribed to such term in Section 2.2.

“Second Subscription Amount” means $9,999,990.

“Securities” means the Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which a principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Investor’s Rights Agreement and the Warrants, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, with a mailing address of 17 Battery Pl., 8th Fl., New York, NY 10004 and a facsimile number of (212) 616-7616, and any successor transfer agent of the Company.

“Unit” means the combination of one share of Common Stock and a Warrant to purchase one share of Common Stock.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.

“Warrant” means, collectively, the Common Stock purchase warrants delivered to the Purchaser at the Closing in accordance with Sections 2.1 and 2.2 hereof, substantially in the form of Exhibit D attached hereto.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE II.
PURCHASE AND SALE

2.1           Initial Closing.  Upon satisfaction or waiver of the covenants and conditions set forth in Section 4.1, the closing of the sale and purchase of 38,095,300 Units (the “Initial Closing”) shall occur at the offices of the Purchaser located at 650 W Georgia Street Suite 2350, Vancouver, British Columbia, Canada V6B 4N9 or such other location as the parties shall mutually agree.  On the date of the Initial Closing, upon the terms and subject to the conditions set forth herein, the Company shall issue, sell, convey, assign, transfer and deliver to the Purchaser 38,095,300 Units, free and clear of all Liens, except for any Liens that may arise as a result of Purchaser’s ownership thereof. Subject to the terms and conditions of this Agreement, in consideration of the aforesaid issuance, sale, conveyance, assignment, transfer and delivery to the Purchaser of 38,095,300 Units, the Purchaser shall pay to the Company the Initial Subscription Amount.

(a)           Company Deliverables.  On or prior to the date of the Initial Closing, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i)         a legal opinion of Company Counsel substantially in the form of Exhibit B attached hereto;

(ii)        a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver, on an expedited basis, a certificate evidencing 38,095,300 Shares, registered in the name of the Purchaser;

(iii)       a Warrant registered in the name of the Purchaser to purchase up to 38,095,300 Shares, exercisable until the third (3rd) anniversary of the Initial Closing, at an exercise price equal to $0.40 per share, subject to adjustments as provided therein; and

(iv)       the Investor’s Rights Agreement duly executed by the Company.

(b)           Purchaser Deliverables.  On or prior to the date of the Initial Closing, the Purchaser shall deliver or cause to be delivered to the Company the following:

(i)          the Investor’s Rights Agreement duly executed by the Purchaser;

(ii)         the Secretary’s Certificate duly executed by the Secretary of the Purchaser;

(iii)        the Initial Subscription Amount by wire transfer to the account specified by the Company; and

(iv)        the Employment Agreement between the Company and Luis Saenz in the form of Exhibit C.

2.2           Second Closing.  Upon satisfaction or waiver of the covenants and conditions set forth in Section 4.2, the closing of the sale and purchase of 47,619,000 Units (the “Second Closing”) shall occur at the offices of the Purchaser located at 650 W Georgia Street Suite 2350, Vancouver, British Columbia, Canada V6B 4N9 or such other location as the parties shall mutually agree.  On the date of the Second Closing, upon the terms and subject to the conditions set forth herein, the Company shall issue, sell, convey, assign, transfer and deliver to the Purchaser 47,619,000 Units (the “Second Closing Shares”), free and clear of all Liens except for any Liens that may arise as a result of Purchaser’s ownership thereof.  Subject to the terms and conditions of this Agreement, in consideration of the aforesaid issuance, sale, conveyance, assignment, transfer and delivery to the Purchaser of 47,619,000 Units, the Purchaser shall pay to the Company the Second Subscription Amount.

(a)           Company Deliverables.  On or prior to the date of the Second Closing, if any, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i)           a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver, on an expedited basis, a certificate evidencing 47,619,000 Shares, registered in the name of the Purchaser; and

(ii)          a Warrant registered in the name of the Purchaser to purchase up to 47,619,000 Shares, exercisable until the three (3) year anniversary of the Second Closing, at an exercise price equal to $0.40 per share, subject to adjustments as provided therein.

(b)           Purchaser Deliverable.  On or prior to the date of the Second Closing, if any, the Purchaser shall deliver or cause to be delivered to the Company:

(i)           the Second Subscription Amount by wire transfer to the account specified by the Company.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Company.  Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or warranty otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby represents and warrants to the Purchaser that the following are true and complete as of the date of this Agreement, will be true and complete as of the Initial Closing and, except for Sections 3.1 (a), (g), (i), (k), (m), (w), (x), (z), and (ff), will be true and complete as of the Second Closing as though made on such date (in each case, unless made as of a specified date, in which case it shall be true and complete as of the date specified):

(a)           Subsidiaries.  All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a).  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)           Organization and Qualification.  The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals.  This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof (and assuming due execution and delivery by Purchaser), will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)           No Conflicts.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, require any consent, approval or notice under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise), commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not reasonably be expected to result in a Material Adverse Effect.

(e)           Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 6.4 of this Agreement, (ii) the filing with the Commission pursuant to the Investor’s Rights Agreement, (iii) the notice and/or application(s), if any, to each applicable Trading Market for the issuance and sale of the Securities and the listing or qualification of the Shares and Warrant Shares for trading or quotation thereon in the time and manner required thereby and (iv) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

(f)           Issuance of the Securities.  The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents or pursuant to applicable law.  The Warrant Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents or pursuant to applicable laws.  The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement and the Warrants.

(g)           Capitalization.  The capitalization of the Company is as set forth on Schedule 3.1(g), which Schedule 3.1(g) shall also include the number of shares of Common Stock owned beneficially, and of record, by each executive officer or director of the Company and by each “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of five percent (5%) or more of the outstanding Common Stock, as of the date hereof. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than as indicated in the SEC Reports or in Schedule 3.1(g) and pursuant to the exercise of awards under the Company’s equity compensation plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date hereof.  Other than as indicated in Schedule 3.1(g), no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as a result of the purchase and sale of the Securities and as set forth in Schedule 3.1(g), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents.  Other than as set forth in Schedule 3.1(g), with respect to securities outstanding as of the date hereof, the issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Securities.  Except as set forth in the SEC Reports, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h)          SEC Reports; Financial Statements.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) and, other than a report that is required solely pursuant to Item 2.05, or 4.02(a) of Form 8-K, has filed such SEC Reports on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Company is an issuer subject to Rule 144(i) under the Securities Act and has filed current “Form 10 information” with the Commission reflecting its status as an entity that is no longer an issuer described in Rule 144(i)(l)(i). The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)           Material Changes; Undisclosed Events, Liabilities or Developments.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission and (C) derivative liabilities arising from the Transaction Documents and the transactions contemplated hereby, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company equity compensation plans.  The Company does not have pending before the Commission any request for confidential treatment of information.  Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 3.1(i), no event, liability, fact, circumstance, occurrence or development has occurred or exists, or is reasonably expected to occur or exist, with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that is required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made has not been publicly disclosed at least 1 Trading Day prior to the date that this representation is made or deemed made.

(j)           Litigation.  There is no claim, action, suit, inquiry, notice of violation, proceeding, arbitration, appeal, criminal prosecution, audit, injunction, preliminary injunction, or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)           Labor Relations.  No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect.  None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good.  To the knowledge of the Company, no executive officer of the Company or any Subsidiary is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.  The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)           Compliance.  Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree, or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not reasonably be expected to result in a Material Adverse Effect.

(m)            Regulatory Permits.

(i)           Schedule 3.1(m) contains a true and complete list of all regulatory permits and licenses that are necessary for the Company and its Subsidiaries to conduct the respective businesses as presently conducted and described in the latest SEC Reports and as presently proposed to be conducted and, with respect to each of its present business domiciles, to own and operate its assets and properties.  The Company and its Subsidiaries have obtained all permits and licenses necessary for the Company and its Subsidiaries to conduct the respective businesses as presently conducted and described in the latest SEC Reports.  Prior to the execution of this Agreement, the Company has delivered to Purchaser true and complete copies of all such permits and licenses or the supporting documents thereof.  The Company is not aware of any facts or circumstances which would prohibit the Company and its Subsidiaries from obtaining the permits and licenses necessary for the Company and its Subsidiaries to engage in proposed activities relating to the exploration and exploitation of lithium from brines.

(ii)           Each permit and license listed in Schedule 3.1(m) relating to businesses as presently conducted is valid, binding and in full force and effect.

(iii)           None of the Company or its Subsidiaries is or has at any time been, or has received any notice in writing that it is or has at any time been, in default (or with the giving of notice or lapse of time or both, would be in default) under any permit and license listed in Schedule 3.1(m).

(n)           Title to Assets.  The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

(o)           Environmental.  Except as disclosed in the SEC Reports, neither the Company nor any of its Subsidiaries have liabilities under any Environmental Law, nor, to the knowledge of the Company, do any facts or circumstances exist that are reasonably likely to give rise to any such liability, affecting any of the properties owned or leased by the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has violated any Environmental Law applicable to it now or previously in effect, other than such violations or infringements that could not reasonably be expected to have a Material Adverse Effect.

(p)           Intellectual Property.  The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the SEC Reports as necessary or required for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement.  Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q)           Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage.  Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(r)           Transactions with Affiliates and Employees.  Except as set forth in the SEC Reports, none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for: (i) payment of salary or consulting fees for services rendered; (ii) reimbursement for expenses incurred on behalf of the Company; (iii) other employee benefits, including equity compensation agreements under any equity compensation plan of the Company; and (iv) transactions, such as the purchase of securities of the Company, made on identical terms as non-affiliates.

(s)           Sarbanes-Oxley; Internal Accounting Controls.  The Company and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date.  Except as disclosed in its SEC Reports, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or are reasonably likely to materially affect, the internal control over financial reporting of the Company or its Subsidiaries.

(t)           Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by the Company or  any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

(u)           Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchaser as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(v)           Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended; provided that Purchaser is not and is not an Affiliate of an “investment company.”  The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(w)           Registration Rights.  Other than the Purchaser and other than as disclosed on Schedule 3.1(w), no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

(x)           Listing and Maintenance Requirements.  The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.  The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(y)           Application of Takeover Protections.  The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchaser’s ownership of the Securities.

(z)           Disclosure.  All of the disclosure furnished by or on behalf of the Company to the Purchaser regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the SEC Reports and the Disclosure Schedules to this Agreement, is true and complete and, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading.

(aa)           No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(bb)           Solvency.  Based on the consolidated financial condition of the Company as of the Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder: (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.  Schedule 3.1(bb) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary or for which the Company or any Subsidiary has commitments.  For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $40,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.  Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(cc)           Tax Status.  Except for matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed by the taxing authority of any jurisdiction to be due from the Company or any Subsidiary, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(dd)           No General Solicitation.  Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising.  The Company has offered the Securities for sale only to the Purchaser and certain Affiliates of the Purchaser.

(ee)           Foreign Corrupt Practices.  Neither the Company nor any Subsidiary, to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of FCPA.

(ff)             Accountants.  The Company’s independent accounting firm is set forth on Schedule 3.1(ff) of the Disclosure Schedules.  Such accounting firm is a registered public accounting firm as required by the Exchange Act.

(gg)           No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(hh)           Acknowledgment Regarding Purchaser’s Purchase of Securities.  The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Securities.  The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on independent evaluation made by the Company and its representatives.

(ii)            Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clause (iii), compensation paid to placement agents and finders in connection with the placement of such securities and/or the issuance of such securities in exchange for securities of other entities, property or other assets.

(jj)            Equity Compensation Plans. Each award granted by the Company under the Company’s equity compensation plan was granted (i) in accordance with the terms of the Company’s equity compensation plan and (ii) with an exercise price (if applicable) at least equal to the fair market value of the Common Stock on the date such award would be considered granted under GAAP and applicable law. No award granted under the Company’s stock option plan has been backdated.  The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, equity compensation awards prior to, or otherwise knowingly coordinate the grant of such awards with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(kk)          Office of Foreign Assets Control.  None of the Company, its Subsidiaries, any director, officer, or employee nor, to the best of the knowledge and belief of the Company (after due and careful enquiry), any agent, representative, affiliate or other person acting on behalf of the Company is an individual or entity that is, or is owned or “controlled by an individual or entity that is: (A) the subject of any sanction administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or sanctions administered by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant sanctions authority (collectively, “Sanctions”) or (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea and Sudan but only with respect to those portions of Sudan and transactions with or in Sudan for which a specific license is required under Sanctions) and (C) none of the Company, any of its Subsidiaries, directors or officers of, or to the best of the Company’s knowledge after due inquiry, any agent, employee, affiliate of, or any other person acting on behalf of, the Company or any of its Subsidiaries, has or is engaged in any activities which would result in a violation of any provision of any Sanctions.

(ll)            U.S. Real Property Holding Corporation.  The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s request.

(mm)        Bank Holding Company Act.  Neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).  Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.  Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(nn)           Money Laundering.  The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

(oo)           Reporting Issuer: The Company is not a reporting issuer in the Province of British Columbia.

The Purchaser acknowledges and agrees that the representations contained in Section 3.1 shall not modify, amend or affect the Company’s right to rely on the Purchaser’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby.

3.2           Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company that the following are true and complete as of the date of this Agreement, and will be true and complete as of the Initial Closing and the Second Closing as though made on such date (in each case, unless made as of a specified date, in which case it shall be true and complete as of the date specified):

(a)           Organization; Authority.  The Purchaser is an entity duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia with full right, corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by the Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Purchaser.  Each Transaction Document to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof and thereof (and assuming due execution and delivery by the Company), will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)       Own Account.  The Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof or interest therein in violation of the Securities Act or any other applicable securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any other applicable securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any other applicable securities law (this representation and warranty not limiting the Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable U.S. federal, state and foreign securities laws).

(c)       General Solicitation.  The Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(d)      Anti-Terrorism.  The Purchaser represents that neither it nor, to its knowledge, any person or entity controlling, controlled by or under common control with it, nor any person having a beneficial interest in it, nor any person on whose behalf the Purchaser is acting: (i) is a person listed in the Annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (ii) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (iii) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (iv) is a senior non-U.S. political figure or an immediate family member or close associate of such figure; or (v) is otherwise prohibited from investing in the Company pursuant to applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules or orders.  Purchaser is not a financial institution that is subject to the USA Patriot Act.

(e)      Status of Offeree.  At the time Purchaser was offered the Securities, it was, and as of the date hereof it is, and on the Closing Date and any dates on which it exercises any Warrants, it will be either:  (i) an “accredited investor” as defined in Rule 501 under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.  Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.  Purchaser’s Affiliate, POSCO, is and has been at all relevant times either:  (i) an “accredited investor” as defined in Rule 501 under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(f)      Experience of Purchaser.  Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford an entire loss of such investment.  Purchaser understands that an active public market for the Company’s Common Stock may not exist or continue to exist.  Purchaser, its advisers, if any, and designated representatives, if any, have received and reviewed information about the Company and have had an opportunity to discuss the Company’s business, management and financial affairs with its management.

(g)      Speculative Nature of Investment.  Purchaser or its duly authorized representative realizes that because of the inherently speculative nature of businesses of the kind conducted and contemplated by the Company, the Company’s financial results may be expected to fluctuate from month to month and from period to period and will, generally, involve a high degree of financial and market risk that could result in substantial or, at times, even total losses for investors in securities of the Company.

(h)           Regulation S.  Purchaser is not a “U.S. Person” as that term is defined in Rule 902 of Regulation S under the Securities Act and either (A) Purchaser executed all Transaction Documents outside of the United States or (B) a professional fiduciary resident in the United States executed such Transaction Documents on behalf of the Purchaser.  Purchaser agrees to resell the Securities only in accordance with the provisions of Regulation S, or pursuant to another available exemption from the registration requirements of the Securities Act, and further agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act.

The Company acknowledges and agrees that, except where explicitly relied upon, the representations contained in Section 3.2 shall not modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV.
CONDITIONS TO CLOSING

4.1           Conditions to the Initial Closing.

(a)      The obligations of the Company hereunder in connection with the Initial Closing are subject to the following conditions being met:

(i)           the representations and warranties made in Section 3.2 of the Agreement qualified as to materiality are true and complete as of the date of the Initial Closing Date and the representations and warranties made in Section 3.2 of the Agreement not so qualified are true and complete in all material respects as of the Initial Closing Date;

(ii)           all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the date of the Initial Closing shall have been performed; and

(iii)           the delivery by the Purchaser of the items set forth in Section 2.1(b) of this Agreement.

(b)           The obligations of the Purchaser hereunder in connection with the Initial Closing are subject to the following conditions being met:

(i)           the representations and warranties made in Section 3.1 of the Agreement qualified as to materiality are true and complete as of the date of the Initial Closing Date and the representations and warranties made in Section 3.1 of the Agreement not so qualified are true and complete in all material respects as of the Initial Closing Date;

(ii)           all obligations, covenants and agreements of the Company required to be performed at or prior to the date of the Initial Closing shall have been performed;

(iii)           the delivery by the Company of the items set forth in Section 2.1(a) of this Agreement;

(iv)           there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(v)           all consents of any Person necessary to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including consents from parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state or local shall have been obtained, and a copy of each such consent shall have been provided to Purchaser at or prior to the date of the Initial Closing; provided, however, that Purchaser hereby agrees that no consent is required from:

(A)
Pacific Road Capital A Pty. Limited, as trustee for Pacific Road Resources Fund A (“Fund A”), Pacific Road Capital B Pty. Limited, as trustee for Pacific Road Resources Fund B (“Fund B”), and Pacific Road Capital Management G.P. Limited, as General Partner of Pacific Road Resources Fund L.P. (“PR Partnership” and, together with Fund A and Fund B, the “Alfredo Sellers”);

(B)	Centurion Private Equity, LLC; and

(C)
the “Purchasers” under Securities Purchase Agreements between the Company and such Purchasers with respect to the Company’s offering of Units of its securities for $0.27 per Unit, with each “Unit” consisting of (x) one share of Common Stock and (y) a warrant to purchase one-half of a share of Common Stock at an exercise price of $0.40 per whole share.

(vi)           from the date hereof to the date of the Initial Closing, trading in the Common Stock shall not have been suspended or ceased by the Commission, a Canadian securities regulatory authority or the Company’s principal Trading Market, and, at any time prior to the Initial Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Initial Closing.

4.2           Conditions to the Second Closing.

(a)      The obligations of the Company hereunder in connection with the Second Closing are subject to the following conditions being met:

(i)           the representations and warranties made in Section 3.2 of the Agreement qualified as to materiality are true and complete as of the date of the Second Closing Date and the representations and warranties made in Section 3.2 of the Agreement not so qualified are true and complete in all material respects as of the Second Closing Date;

(ii)           all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the date of the Second Closing shall have been performed; and

(iii)           the delivery by the Purchaser of the item set forth in Section 2.2(b) of this Agreement.

(b)           The obligations of the Purchaser hereunder in connection with the Second Closing are subject to the following conditions being met:

(i)           the representations and warranties made in Section 3.1 of the Agreement, exclusive of Sections 3.1(a), (g), (i), (k), (m), (w), (x), (z), and (ff), qualified as to materiality are true and complete as of the date of the Second Closing Date and the representations and warranties made in Section 3.1 of the Agreement, exclusive of Sections 3.1(a), (g), (i), (k), (m), (w), (x), (z), and (ff), not so qualified are true and complete in all material respects as of the Second Closing Date;

(ii)           Company’s delivery to the Purchaser of an updated Measured and Indicated Resource Report prepared in compliance with the National Instrument 43-101 (“NI43-101 Report”) that contains, at a minimum, the information set out in Exhibit E;

(iii)          the completion of the work program described in Exhibit F attached hereto, as reasonably determined by and certified by the Board of Directors;

(iv)          all permits and approvals necessary, as determined by the Board of Directors, for building and operating a brine test facility on the Company’s Maricunga property having been obtained by the Company;

(v)           all obligations, covenants and agreements of the Company required to be performed at or prior to the Second Closing Date shall have been performed;

(vi)          the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(vii)         on the date of the Second Closing, trading in the Common Stock shall not have been suspended or ceased by the Commission, a Canadian securities regulatory authority or the Company’s principal Trading Market, and, at any time prior to the Second Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Second Closing;

(viii)        there shall have been no Material Adverse Effect with respect to the Company from the Initial Closing to the Second Closing;

(ix)           no labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect; and

(x)            the Company and its Subsidiaries have obtained all permits and licenses necessary for the Company and its Subsidiaries to conduct the respective businesses as presently conducted and described in the latest SEC Reports.

ARTICLE V.
COVENANTS OF THE COMPANY AND THE PURCHASER

5.1           Existence and Compliance.  The Company agrees that it will and will cause its Subsidiaries to, from the date hereof until the Second Closing or, if no Second Closing has then occurred, until nine months after the Initial Closing.

(a)           carry on its business in the ordinary course in substantially the same manner in which it previously has been conducted and, to the extent consistent with such business, use its commercially reasonable efforts to preserve intact its present business organization and to preserve its relationships with its suppliers, government authorities and other parties it has business dealings with;

(b)          timely file (subject to valid extensions of such time to file pursuant to the Exchange Act) with the Commission all reports required to be filed pursuant to the Exchange Act and shall not terminate its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination;

(c)          maintain its books of account and records in its usual, regular and ordinary manner.

5.2           Licenses and Permits.  The Company shall use best efforts to take all actions necessary, proper and advisable (subject to any applicable laws) to obtain permits, licenses, governmental and regulatory authorizations necessary for the Company to consummate the transactions contemplated by the Transaction Documents and to conduct its business as currently conducted and proposed to be conducted.

5.3           Compliance with Laws.  For so long as the Purchaser holds any Common Stock of the Company, the Company shall and shall cause its Subsidiaries to use commercially reasonable efforts to ensure that the Subsidiaries shall be in compliance with all laws of the jurisdiction in which it holds mining projects and shall ensure that all permits and licenses necessary for the Company and its Subsidiaries to conduct their respective businesses as conducted and as proposed to be conducted from time to time and to own and operate its assets and properties from time to time (initially, those set forth in Schedule 3.1(m)) are and will remain in full force and effect.

ARTICLE VI.
OTHER AGREEMENTS OF THE PARTIES

6.1           Transfer Restrictions.

(a)           The Securities may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Securities other than pursuant to an effective registration statement the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.  Purchaser may only transfer its rights under this Agreement and the Investor’s Rights Agreement to Permitted Assignee, and only after such Permitted Assignee shall agree in writing to be bound by the terms of this Agreement and the Investor’s Rights Agreement.

(b)           The Purchaser agrees to the imprinting, so long as is required by this Section 6.1, of a legend on any of the Securities substantially in the following form:

THIS SECURITY HAS NOT BEEN  REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(c)           Purchaser may demand the above legend be removed from certificates evidencing the Shares and Warrant Shares (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Shares or Warrant Shares pursuant to Rule 144, (iii) if such Shares or Warrant Shares are eligible for sale under Rule 144, without volume or manner-of-sale restrictions and will remain so eligible regardless of future circumstances (including, without limitation, any the requirement for the Company to be in compliance with the current public information requirements of Rule 144.  The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date if required by the Transfer Agent to effect the removal of the legend hereunder.  If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, or if such Shares or Warrant Shares may be sold under Rule 144 without volume or manner-of-sale restrictions and will remain so eligible, regardless of future circumstances, then such Warrant Shares shall be issued free of the Securities Act legend. The Company agrees that following Purchaser’s demand for removal of the Securities Act legend in accordance with this Section 6.1(c), it will, provided that the Purchaser has provided all customary information and documents (collectively, the “Legend Removal Back-Up”) reasonably requested by such counsel to comply with the applicable terms of the Securities Act and/or Rule 144 (as the case may be), no later than three Trading Days following the later of (i) delivery by the Purchaser to the Company or the Transfer Agent of a certificate representing Shares or Warrant Shares, as the case may be, issued with a restrictive legend and (ii) the date of delivery to the Company or its opining counsel of the Legend Removal Back-Up (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to the Purchaser a certificate representing such shares that is free of the Securities Act legend.  The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Agreement unless the holder may be deemed an “affiliate” of the Company within the meaning of Rule 144.  Certificates for Securities subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by the Purchaser.

(d)           In addition to the Purchaser’s other available remedies, the Company shall pay to the Purchaser, in cash, as partial liquidated damages and not as a penalty, for each $2,000 of Shares or Warrant Shares (based on the VWAP of the Common Stock on the date such Securities are submitted to the Transfer Agent) delivered for removal of the restrictive legend and subject to Section 6.1(c), $10 per Trading Day for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend. Nothing herein shall limit the Purchaser’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and the Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(e)           The Purchaser agrees with the Company that the Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 6.1 is predicated upon the Company’s reliance upon this understanding.

6.2           Furnishing of Information; Public Information.

(a)           Until the earliest of the time that (i) the Purchaser does not own Securities or (ii) the Warrants have expired, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

(b)           At any time during the period commencing from the six (6) month anniversary of the date hereof and ending at such time that all of the Securities may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”) then, in addition to the Purchaser’s other available remedies, the Company shall pay to the Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to one percent (1.0%) of the aggregate Initial Subscription Amount or the Second Subscription Amount, as applicable, of the Purchaser’s Securities on the day of a Public Information Failure and on every thirtieth (30th) day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required  for the Purchaser to transfer the Shares and Warrant Shares pursuant to Rule 144.  The payments to which the Purchaser shall be entitled pursuant to this Section 6.2(b) are referred to herein as “Public Information Failure Payments.”  Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured.  In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.0% per month (prorated for partial months) until paid in full. Nothing herein shall limit the Purchaser’s right to pursue actual damages for the Public Information Failure, and the Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

6.3           Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

6.4           Securities Laws Disclosure; Publicity.  The Company and the Purchaser shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Purchaser, or without the prior consent of  the Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

6.5           Shareholder Rights Plan.  No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that the Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchaser.

6.6           Use of Proceeds.  The Company shall only use the net proceeds from the issuance and sale of the Securities hereunder for developmental activities on the Maricunga property and shall not use such proceeds: (a)  for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) for the redemption of any Common Stock or Common Stock Equivalents, (c) for the settlement of any outstanding litigation, (d) in violation of FCPA or OFAC regulations or (e) for the development of the Company’s projects other than the Maricunga project.  Without limiting the generality of the foregoing, the Company shall use the net proceeds from the Initial Closing in accordance with the budget and schedule set forth on Schedule 6.6 attached hereto.  Prior to the Second Closing, the Company and the Purchaser shall negotiate in good faith to agree on a budget and schedule, in accordance with which the Company shall use the net proceeds from the Second Closing.

6.7           Purchase of Brine.  The Purchaser shall have the right to purchase from the Company, and the Company shall sell to the Purchaser, brine from the Company’s Maricunga property in such volume as the Purchaser may require for tests to be performed at its brine testing facility in the Korea, on terms and conditions to be agreed by the parties in good faith.  The Purchaser shall provide to the Company a summary of the results of the tests performed using the Company’s brine.

6.8           Brine Testing Facility.  Upon the Initial Closing, the parties shall discuss and evaluate the development, financing and construction of a brine testing facility (“On-Site Testing Facility”) at a location on Maricunga property to be mutually agreed by the parties.  In the event the Purchaser shall construct or commission the construction of an On-Site Testing Facility, the Company shall (a) supply the On-Site Testing Facility with brine and other materials and utilities as may be requested by the Purchaser on terms and conditions to be agreed by the parties in good faith and (b) assist the Purchaser in obtaining any rights, licenses and permits required to build and operate the On-Site Testing Facility.

6.9           Indemnification.  Subject to the provisions of this Section 6.9, the Company will indemnify and hold the Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that the Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not a Purchaser Party or an Affiliate of a Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings any Purchaser Party may have with any such stockholder or any violations by a Purchaser Party of state or federal securities laws or any conduct by a Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance).  If any action shall be brought against a Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party.  The Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the written opinion of counsel reasonably acceptable to the Company, a material conflict on any material issue between the position of the Company and the position of the Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel.  The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by any Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to a breach of any of the representations, warranties, covenants or agreements made by Purchaser in this Agreement or in the other Transaction Documents.  The indemnification required by this Section 6.9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

6.10           Reservation of Common Stock.  As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to this Agreement and Warrant Shares pursuant to any exercise of the Warrants.

6.11           Listing of Common Stock.  The Company hereby agrees to use best efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed. The Company shall not apply to have its Common Stock traded on any other Trading Market until the Second Closing shall have been consummated.  The Company shall use reasonable efforts to apply to have its Common Stock traded on the Toronto Stock Exchange within 12 months after the Second Closing, and Purchaser shall provide such documents and information as may be required in connection with such application.  The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, including the Toronto Stock Exchange, it will then include in such application all of the Shares and Warrant Shares, and will take such other action as is necessary to cause all of the Shares and Warrant Shares to be listed or quoted on such other Trading Market as promptly as possible.  The Company will then take all action reasonably necessary to continue the listing or quotation and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

6.12           Lock-Up.  The Purchaser hereby agrees that during the Lock-Up Period, the Purchaser will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, without the prior written consent of the Company.  The “Lock-Up Period” with respect to any Securities shall mean the period starting on the date hereof and ending upon the earliest of (i) the date that is 9 (nine) months after the issuance of such Securities, (ii) November 20, 2012, (iii) a tender offer having been placed for the Common Stock of the Company that is intended to take control of the management of the Company, (iv) Mr. Luis Saenz Rocha selling any Common Stock owned by him or notifying the Company of his resignation from his position as the Chief Executive Officer of the Company, (v) any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, having been filed by or against, consented to, or acquiesced by the Company or if any proceeding for the dissolution or liquidation of the Company having been instituted, (vi) the Company having taken any action set forth in Section 8.2 of the Investor’s Rights Agreement without the approval of Purchaser or the Investor Director and (vii) the shareholders of the Company having failed to appoint as a member of the Board of Directors the Purchaser’s nominee at any meeting (or in any action by written consent in lieu of a meeting) held for the election of directors at any time that Purchaser is entitled to nominate a member of the Board of Directors pursuant to the Investor’s Rights Agreement and after which meeting (or action) there is no Investor Director.

The following legend shall be affixed to any certificate representing the Securities until the Lock-Up Period with respect to such securities has terminated:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER (THE “LOCK-UP”) PURSUANT TO A SECURITIES PURCHASE AGREEMENT, DATED AS OF AUGUST __, 2011, COPIES OF WHICH ARE ON FILE WITH AND AVAILABLE FROM THE SECRETARY OF THE COMPANY.  THE LOCK-UP WILL EXPIRE ON NOVEMBER 20, 2010, OR SOONER, UNDER CERTAIN CIRCUMSTANCES.

6.13           Independent Activities.  Insofar as permitted by Applicable Law, neither this Agreement nor any activity undertaken pursuant hereto shall prevent the Investor or Investor Director, or any of their Affiliates, from engaging in whatever activities the Investor or Investor Director, or any of their Affiliates, chooses and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company, and as a material part of the consideration for the execution of this Agreement by the Investor, the Company hereby  waives, relinquishes, and renounces any such right or claim of participation.  In furtherance and not in limitation of the foregoing, the Investor and Investor Director, and all of their Affiliates, shall not have any obligation to bring to the attention of the Company any business or investment opportunity of which such Investor or Investor Director, or any of their Affiliates, becomes aware or has knowledge, even if such opportunity is of a character that, if presented to the Company, could be undertaken by the Company.  None of Investor, Investor Director or any of their Affiliates shall be obligated to recommend or take any action with respect to any matter or business opportunity that prefers the interests of the Company over the interests of the Investor or Investor Director, or any of their Affiliates,  and the Company hereby waives the duty of loyalty of the Investor and Investor Director and all of their Affiliates

6.14           Certain Transactions and Confidentiality.  Purchaser acknowledges that it may be in possession of material non-public information regarding the Company from time to time while it holds Securities, and Purchaser represents that it is aware of securities law prohibitions on trading on the basis of such material non-public information.  Without limiting the foregoing, the Purchaser represents and covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it has since becoming aware of the Offering, nor will, execute any purchases or sales, including Short Sales, of any of the Company’s securities during the period commencing with the execution of this Agreement and ending two (2) Trading Days after such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 6.4.

6.15           Acknowledgments.  The Company acknowledges that the issuance of the Securities will result in substantial dilution of the outstanding shares of Common Stock.  Each of Purchaser and the Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, Purchaser’s obligation to pay the Second Subscription Amount and the Company’s obligations to issue the Shares and Warrant Shares, in each case pursuant to the terms of the Transaction Documents, are (except as otherwise provided herein) unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of claim the obligated party may have against the other and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

6.16           Subsequent Equity Sales.  From the date hereof until earlier of (i) 12 months after Second Closing or (ii) 9 months after the Initial Closing, if the Second Closing shall not have occurred by such date, neither the Company nor any Subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents for an effective per share purchase price less than the Per Share Purchase Price.
ARTICLE VII.
MISCELLANEOUS

7.1           Termination.  This Agreement may be terminated by either the Company or the Purchaser by written notice to the other, if the Initial Closing has not been consummated on or before October 1, 2011; provided, however, that such termination will not prejudice the right of any party hereunder to sue for any breach by any other party (or parties).

7.2           Fees and Expenses.  Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchaser.

7.3           Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

7.4           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall initially be as set forth on the signature pages attached hereto and may be revised by the addressee party upon written notice thereof to the other party delivered in accordance with this Section 7.4.

7.5           Amendments; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

7.6           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

7.7           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger).  The Purchaser may assign any or all of its rights under this Agreement to any Affiliate of the Purchaser to whom the Purchaser assigns or transfers any Securities, provided that such transferee demonstrates to the Company’s satisfaction its ability to perform Purchaser’s obligations hereunder or furnishes the Company with the guaranty of POSCO (and any successor to substantially all of POSCO’s assets) of such performance and agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchaser.”  Any Affiliate meeting the requirements of the immediately preceding sentence is referred to in this Agreement as a “Permitted Assignee.”

7.8           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

7.9           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

7.10           Survival.  The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

7.11           Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.12           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

7.13           Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that in the case of a rescission of an exercise of a Warrant, the Purchaser shall be required to return any shares of Common Stock subject to any such rescinded exercise notice concurrently with the return to the Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of the Purchaser’s right to acquire such shares pursuant to the Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

7.14           Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and provision of indemnity reasonably satisfactory o the Company (which may include a customary bond).

7.15           Remedies.  The remedies provided herein are cumulative and not exclusive of any other remedies provided by law. In the event of a breach by the Company or by the Purchaser of any of their respective obligations under this Agreement, the Purchaser or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement.  The Company and the Purchaser agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall not assert or shall waive the defense that a remedy at law would be adequate.

7.16           Payment Set Aside.  To the extent that the Purchaser or the Company (in such capacity, the “Payor”) makes a payment or payments to the other (in such capacity, the “Payee”) pursuant to any Transaction Document or the Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Payor, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

7.17           Liquidated Damages.  The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

7.18           Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

7.19           Construction.  The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

7.20           WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LI3 ENERGY, INC.		Address for Notice:

By:	/s/ Luis Saenz	Av. Pardo y Aliaga 699
Name:	Luis Saenz	Office 802
Title:	CEO	San Isidro, Lima, Peru

		Tel.:	011.511.212.1880
With a copy to (which shall not constitute notice):		Fax:	011.511.421.1649

Gottbetter & Partners, LLP
488 Madison Avenue
12th Floor
New York, NY 10022

Tel.:	212.400.6900
Fax:	212.400.6901

POSCO CANADA LTD.		Address for Notice:

By:	/s/ Yong Keun Kim	POSCO CANADA LTD.
Name:	Yong Keun Kim	650 W Georgia St Suite 2350,
Title:	President	Vancouver BC,
V6B 4N9
Canada
With a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe
43rd Floor, Gloucester Tower
The Landmark
15 Queen’s Road
Central, Hong Kong

Tel.:	+852.2218.9100
Fax:	+852.2218.9200

Exhibit A

Investor’s Rights Agreement

See attached.

Exhibit B

Legal Opinion of Company Counsel

See attached.

Exhibit C

Employment Agreement

See attached.

Exhibit D

Form of Warrant

See attached.

Exhibit E

Milestones

The Company’s updated NI43-101 Report shall contain at least the following information and conclusions:

-	The economic viability of the Maricunga project is such that proceeding to the Feasibility Study phase for the project is warranted.

-	The Measured and Indicated Resources of lithium carbonate at the Maricunga project is sufficient for the production of 15,000 tons lithium carbonate per year for at least 20 years.